UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 14, 2015

OMEROS CORPORATION

(Exact name of registrant as specified in its charter)

Washington	001-34475	91-1663741
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Elliott Avenue West

Seattle, Washington 98119

(Address of principal executive offices, including zip code)

(206) 676-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On June 14, 2015, the board of directors of Omeros Corporation, or Omeros, upon recommendation from the nominating and governance committee of Omeros’ board of directors, appointed Rajiv Shah, M.D., 42, as a director of Omeros, effective immediately. Dr. Shah was appointed as a Class I director with a term expiring at Omeros’ 2016 annual meeting of shareholders. Dr. Shah is currently a Distinguished Fellow at Georgetown University’s School of Foreign Service. In connection with Dr. Shah’s appointment, the board of directors designated him as an independent director under Nasdaq listing standards. Dr. Shah’s initial committee assignment will be determined at a later date.

Dr. Shah will receive compensation and be subject to indemnification for serving as a member of the board of directors consistent with Omeros’ normal arrangements for non-employee directors, which were described in the proxy statement for Omeros’ 2015 annual meeting of shareholders. Pursuant to the non-employee director compensation policy, on the date of his appointment Dr. Shah was granted a stock option to purchase 15,000 shares of Omeros common stock.

As of the date of this Current Report on Form 8-K, neither Dr. Shah nor any of his immediate family members is a party, either directly or indirectly, to any transaction that would be required to be reported under Rule 404(a) of Regulation S-K, nor is Dr. Shah party to any understanding or arrangement pursuant to which he was appointed as a director.

On June 17, 2015, Omeros issued a press release announcing Dr. Shah’s appointment to the board of directors of Omeros. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release, dated June 17, 2015, announcing appointment of Rajiv Shah, M.D., to the Board of Directors of Omeros Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEROS CORPORATION

By:	/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.
President, Chief Executive Officer and
Chairman of the Board of Directors

Date: June 17, 2015

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated June 17, 2015, announcing appointment of Rajiv Shah, M.D., to the Board of Directors of Omeros Corporation.